PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-203433 Dated December 11, 2015
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities
$2,687,000 Securities Linked to the Common Stock of The Walt Disney Company due on December 17, 2018
$1,079,000 Securities Linked to the Common Stock of Fifth Third Bancorp due on December 17, 2018
$721,000 Securities Linked to the Common Stock of Foot Locker, Inc. due on December 17, 2018
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the common stock of a specific company (the “underlying stock”).  Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying stock on any Observation Date on or after June 13, 2016 is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying stock is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying stock over the term of the Securities, and you may lose up to 100% of your initial investment.
Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Generally, the higher the contingent coupon rate on the securities, the greater the risk of loss on the securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.
Features	Key Dates
☐      Contingent Coupon — Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.
☐      Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying stock on any quarterly Observation Date on or after June 13, 2016 is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
☐      Contingent Repayment of Principal at Maturity — If by maturity the Securities have not been called and the price of the underlying stock does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying stock closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying stock from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.
Trade Date	December 11, 2015

Settlement Date	December 16, 2015

Observation Dates[1]	Quarterly (callable after 6 months)

Final Observation Date[1]	December 11, 2018

Maturity Date[1]	December 17, 2018
1 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-2.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-2 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offerings
This pricing supplement relates to three separate Trigger Phoenix Autocallable Optimization Securities we are offering. Each of the Securities is linked to the common stock of a different company, and each of the Securities has a different contingent coupon rate, starting price, coupon barrier and trigger price, as specified in the table below. Each of the Securities will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000.00. The performance of each Security will not depend on the performance of any other Security.
The performance of each Security will not depend on the performance of any other Security.
Underlying Stock	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Common Stock of The Walt Disney Company (DIS)	7.00% per annum	$108.04	$76.44, which is 70.75% of the starting price*	$76.44, which is 70.75% of the starting price*	78013C369	US78013C3694
Common Stock of Fifth Third Bancorp (FITB)	7.00% per annum	$19.71	$14.11, which is 71.60% of the starting price*	$14.11, which is 71.60% of the starting price*	78013C377	US78013C3777
Common Stock of Foot Locker, Inc. (FL)	9.00% per annum	$66.40	$42.66, which is 64.25% of the starting price*	$42.66, which is 64.25% of the starting price*	78013C385	US78013C3850
*Rounded to two decimal places.
See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015, product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-2.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of The Walt Disney Company (DIS)	$2,687,000.00	$10.00	$53,740.00	$0.20	$2,633,260.00	$9.80
Common Stock of Fifth Third Bancorp (FITB)	$1,079,000.00	$10.00	$21,580.00	$0.20	$1,057,420.00	$9.80
Common Stock of Foot Locker, Inc. (FL)	$721,000.00	$10.00	$14,420.00	$0.20	$706,580.00	$9.80

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.20 per $10 principal amount of each Security. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 17 below.

The initial estimated value of the Securities as of the date of this document is $9.6116 per $10 in principal amount for the Securities linked to DIS, $9.5453 per $10 in principal amount for the Securities linked to FITB and $9.5887 per $10 in principal amount for the Securities linked to FL, each of which is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 17 and “Structuring the Securities” on page 17 of this pricing supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our Series G medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-2, as the Securities involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. UBS-TPAOS-2, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015:
https://www.sec.gov/Archives/edgar/data/1000275/000121465915003689/c56150424b5.htm
♦	Prospectus supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm
♦	Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm
As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦        You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦        You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
♦        You are willing to accept the risks of investing in equities in general and in the applicable underlying stock in particular.
♦        You believe the closing price of the underlying stock will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).
♦        You are willing to make an investment whose return is limited to the applicable contingent coupon payments, regardless of any potential appreciation of the underlying stock, which could be significant.
♦        You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
♦        You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.
♦        You are willing to invest in the Securities based on the coupon barrier and trigger prices specified on the cover of this pricing supplement.
♦        You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the underlying stock.
♦        You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦        You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:
♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦        You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦        You are unwilling to accept the risks of investing in equities in general or in the applicable underlying stock in particular.
♦        You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
♦        You believe that the price of the underlying stock will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.
♦        You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.
♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
♦        You are unwilling to invest in the Securities based on the coupon barrier and trigger prices specified on the cover of this pricing supplement.
♦        You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying stock.
♦        You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Securities.
♦        You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-2 for risks related to an investment in the Securities.

Final Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Issue Price per Security:	$10 per Security
Principal Amount per Security:	$10 per Security
Term:	36 months, if not previously called
Underlying Stock:	The common stock of a specific company, as set forth on the cover page of this pricing supplement.
Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Starting Price:	With respect to each Security, the closing price of the applicable underlying stock on the trade date, as set forth on the cover page of this pricing supplement.
Ending Price:	The closing price of the applicable underlying stock on the final Observation Date.
Contingent Coupon:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.
If the closing price of the underlying stock is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant contingent coupon payment date.
The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and the corresponding contingent coupon for each Security.
The table below reflects the contingent coupon rate of (i) 7.00% per annum for the Securities linked to the common stock of The Walt Disney Company, (ii) 7.00% per annum for the Securities linked to the common stock of Fifth Third Bancorp, and (iii) 9.00% per annum for the Securities linked to the common stock of Foot Locker, Inc.

Observation Dates*	Contingent Coupon Payment Dates	The Walt Disney Company	Fifth Third Bancorp	Foot Locker, Inc.
March 11, 2016†	March 15, 2016	$0.1750	$0.1750	$0.2250
June 13, 2016	June 15, 2016	$0.1750	$0.1750	$0.2250
September 12, 2016	September 14, 2016	$0.1750	$0.1750	$0.2250
December 12, 2016	December 14, 2016	$0.1750	$0.1750	$0.2250
March 13, 2017	March 15, 2017	$0.1750	$0.1750	$0.2250
June 12, 2017	June 14, 2017	$0.1750	$0.1750	$0.2250
September 11, 2017	September 13, 2017	$0.1750	$0.1750	$0.2250
December 11, 2017	December 13, 2017	$0.1750	$0.1750	$0.2250
March 12, 2018	March 14, 2018	$0.1750	$0.1750	$0.2250

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
June 11, 2018	June 13, 2018	$0.1750	$0.1750	$0.2250
September 11, 2018	September 13, 2018	$0.1750	$0.1750	$0.2250
December 11, 2018	December 17, 2018	$0.1750	$0.1750	$0.2250
* If the Securities are called, no further payments will be made.
† The Securities cannot be called on the first Observation Date.
Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the applicable underlying stock is less than the coupon barrier.
Contingent Coupon Rate:
The contingent coupon rate is (i) 7.00% per annum for the Securities linked to the common stock of The Walt Disney Company, (ii) 7.00% per annum for the Securities linked to the common stock of Fifth Third Bancorp, and (iii) 9.00% per annum for the Securities linked to the common stock of Foot Locker, Inc.

Coupon Barrier:
A percentage of the starting price of the underlying stock, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities—Anti-dilution Adjustments” in the product prospectus supplement).

Automatic Call Feature:
The Securities will be automatically called if the closing price of the underlying stock on any Observation Date on or after June 13, 2016 is greater than or equal to the starting price.
If the Securities are called, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to the principal amount per Security plus the applicable contingent coupon payment otherwise due on that day (the “call settlement amount”). No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10 plus the contingent coupon otherwise due on the maturity date.
If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:
$10 + ($10 × underlying return)

Underlying Return:	Ending price - Starting price Starting price
Trigger Price:
A percentage of the starting price of the underlying stock, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities—Anti-dilution Adjustments” in the product prospectus supplement).

Investment Timeline

Trade Date:	The starting price of the applicable underlying stock was observed and the applicable trigger price and coupon barrier were determined.

Quarterly:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.
The Securities will be called if the closing price of the underlying stock on any Observation Date on or after June 13, 2016 is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying stock is observed on the final Observation Date.
If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10 per Security plus the contingent coupon otherwise due on the maturity date.
If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying stock, for an amount equal to:
$10 + ($10 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Securities Generally
♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying stock is greater than or equal to the trigger price, and will only make that payment at maturity. If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying stock.
♦	The Contingent Repayment of Principal Applies Only at Maturity – If the Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the underlying stock is above the trigger price.
♦	You May Not Receive any Contingent Coupons – Royal Bank of Canada will not necessarily make periodic contingent coupon payments on the Securities. If the closing price of the underlying stock on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying stock is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the applicable trigger price.
♦	The Call Feature and the Contingent Coupon Feature Limit Your Potential Return – The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying stock. Accordingly, if the Securities are called prior to maturity, you will not participate in the applicable underlying stock’s appreciation, and your return will be limited to the principal amount plus any contingent coupons paid up to and including the call settlement date. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the second Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the full downside performance of the underlying stock even though your potential return is limited to the contingent coupon rate. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying stock or on a similar security that allows you to participate in the appreciation of the price of the underlying stock.
♦	The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity – “Volatility” refers to the frequency and magnitude of changes in the price of the underlying stock. The greater the volatility of the underlying stock, the more likely it is that the price of that stock could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate is set on the trade date, the underlying stock's volatility can change significantly over the term of the Securities, and may increase. The price of the underlying stock could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.
♦	Reinvestment Risk – The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the starting price on any Observation Date on or after June 13, 2016. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.
♦	An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada – The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	An Investment in the Securities Is Subject to Single Stock Risk – The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and the issuer of that underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Securities. For additional information about each underlying stock and their respective issuers, please see "Information about the Underlying Stocks" in this pricing supplement and the respective underlying stock issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the applicable underlying stock issuer with the SEC.
♦	No Assurance that the Investment View Implicit in the Securities Will Be Successful – It is impossible to predict whether and the extent to which the price of the underlying stocks will rise or fall. The closing price of the underlying stocks will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stocks. You should be willing to accept the downside risks of owning equities in general and the underlying stocks in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Securities Is Not the Same as Owning the Underlying Stock – The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying stock may have. Furthermore, the underlying stock may appreciate substantially during the term of the Securities, while your potential return will be limited to the applicable contingent coupon payments.

♦	There Is No Affiliation Between the Respective Underlying Stock Issuers and Us, UBS and Our Respective Affiliates, and We Are Not Responsible for Any Disclosure by Those Issuers – We, UBS and our respective affiliates are not affiliated with any underlying stock issuer. However, we, UBS and our respective affiliates may currently, or from time to time in the future engage in business with an underlying stock issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the underlying stocks and the underlying stock issuers. You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer for your Securities. The underlying stock issuers are not involved in this offering and have no obligation of any sort with respect to your Securities. The underlying stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.
♦	The Initial Estimated Value of the Securities Is Less than the Price to the Public – The initial estimated value for each of the Securities that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the applicable underlying stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦	Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set – The initial estimated value of each of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.
The value of the Securities at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.
♦	Lack of Liquidity – The Securities will not be listed on any securities exchange. RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.
♦	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates – RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.
♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential Royal Bank of Canada and UBS Impact on Price – Trading or transactions by Royal Bank of Canada, UBS and our respective affiliates in the underlying stock, or in futures, options, exchange-traded funds or other derivative products on the underlying stock may adversely affect the market value of the underlying stock, the closing price of the underlying stock, and, therefore, the market value of the Securities.
♦	Many Economic and Market Factors Will Impact the Value of the Securities – In addition to the closing price of the underlying stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the actual and expected volatility of the price of the underlying stock;
♦	the time remaining to maturity of the Securities;
♦	the dividend rate on the underlying stock;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events to the underlying stock that may or may not require an adjustment to the terms of the Securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
♦	The Anti-Dilution Protection for the Underlying Stock Is Limited – The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any underlying stock relative to its starting price. Royal Bank of Canada cannot predict the ending price of any underlying stock. You should not take these examples as an indication or assurance of the expected performance of any underlying stock. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following hypothetical assumptions (actual terms for the Securities are specified on the cover page of this pricing supplement):
Principal Amount:	$10
Term:	36 months
Observation Dates:	Quarterly
Hypothetical Starting Price of the Underlying Stock*:	$50.00
Hypothetical Contingent Coupon Rate*:	8.00% per annum (or 2.00% per quarter)
Hypothetical Contingent Coupon**:	$0.20 per quarter
Hypothetical Coupon Barrier*:	$38.50 (which is 77.00% of the hypothetical starting price)
Hypothetical Trigger Price*:	$38.50 (which is 77.00% of the hypothetical starting price)
* May not be the actual contingent coupon rate per annum, starting price, coupon barrier or trigger price applicable to the Securities.  The actual contingent coupon rate per annum, starting price, coupon barrier and trigger price are set forth in “Final Terms of the Securities” and on the cover page of this pricing supplement.  If the actual contingent coupon rate per annum for your Securities is less than the hypothetical contingent coupon rate listed above, your contingent coupon payments payable on the Securities, if any, will be less than the amounts listed in the examples below.
** Contingent coupon payments, if payable, will be paid in arrears in equal quarterly installments during the term of the Securities unless earlier called.

Scenario #1: Securities Are Called on the Second Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above starting price)	$0.20 (contingent coupon)
Second Observation Date	$60.00 (at or above starting price)	$10.20 (settlement amount)
	Total Payment:	$10.40 (4.00% return)
Even though the closing price is above the starting price on the first Observation Date, the Securities cannot be called on that date. Since the Securities are called on the second Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.20 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.20 received in respect of the first Observation Date, Royal Bank of Canada will have paid you a total of $10.40 per Security, for a 4.00% total return on the Securities.  No further amount will be owed to you under the Securities.
Scenario #2: Securities Are Called on the Third Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$43.00 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Second Observation Date	$48.00 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Third Observation Date	$55.00 (at or above starting price)	$10.20 (settlement amount)
	Total Payment:	$10.60 (6.00% return)
Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.20 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.40 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.60 per Security, for a 6.00% total return on the Securities.  No further amount will be owed to you under the Securities.
Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Stock Is at or Above the Trigger Price.
Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Second Observation Date	$28.00 (below coupon barrier)	$0.00
Third Observation Date	$25.00 (below coupon barrier)	$0.00
Fourth Observation Date	$34.00 (below coupon barrier)	$0.00
Fifth through Eleventh Observation Dates	Various prices (each at or above coupon barrier; below starting price)	$1.40 (7 contingent coupon payments of $0.20)
Final Observation Date	$47.50 (at or above trigger price and coupon barrier; below starting price)	$10.20 (Payment at Maturity)
	Total Payment:	$11.80 (18.00% return)
At maturity, Royal Bank of Canada will pay you a total of $10.20 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $1.60 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $11.80 per Security, for an 18.00% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Stock Is Below the Trigger Price.
Date	Closing Price	Payment (per Security)
First Observation Date	$47.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Second Observation Date	$45.00 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Third Observation Date	$42.50 (at or above coupon barrier; below starting price)	$0.20 (contingent coupon)
Fourth Observation Date	$34.00 (below coupon barrier)	$0.00
Fifth through Eleventh Observation Dates	Various prices (each below coupon barrier)	$0.00
Final Observation Date	$30.00 (below trigger price and coupon barrier)	$10 + [$10 × underlying return] = $10 + [$10 × -40.00%] = $10 - $4.00 = $6.00 (Payment at Maturity)
	Total Payment:	$6.60 (-34.00% return)
Since the Securities are not called and the ending price of the underlying stock is below the trigger price, Royal Bank of Canada will pay you at maturity $6.00 per Security.  When added to the contingent coupon payments of $0.60 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $6.60 per Security, for a loss on the Securities of 34.00%.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-2, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying stock for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Recently finalized U.S. Treasury Department regulations provide that withholding on “dividend equivalent” payments (as discussed in the product prospectus supplement), if any, will not apply to Securities issued before January 1, 2017.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
The U.S. Treasury Department and the IRS have announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the product prospectus supplement) on payments of gross proceeds from a sale or redemption of the Securities will only apply to payments made after December 31, 2018.  The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Stocks
Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low and period-end closing prices for each of the underlying stocks. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.
Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective underlying stock issuers with the SEC can be reviewed electronically through the web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective underlying stock issuers under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.
The Walt Disney Company
According to publicly available information, The Walt Disney Company is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. The company produces motion pictures, television programs, and musical recordings, as well as books and magazines.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001001039. The company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “DIS.”
Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for this underlying stock, based on daily closing prices, as reported by Bloomberg Financial Markets.  The closing price of this underlying stock on December 11, 2015 was $108.04. The historical performance of this underlying stock should not be taken as an indication of its future performance during the term of the Securities. We cannot give you assurance that the performance of the underlying stock will result in the return of any of your initial investment.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$35.31	$29.32	$34.91
4/1/2010	6/30/2010	$37.56	$31.50	$31.50
7/1/2010	9/30/2010	$35.29	$31.38	$33.10
10/1/2010	12/31/2010	$37.95	$33.14	$37.48
1/1/2011	3/31/2011	$44.07	$37.82	$43.09
4/1/2011	6/30/2011	$43.91	$37.58	$39.04
7/1/2011	9/30/2011	$40.74	$29.55	$30.16
10/1/2011	12/31/2011	$37.71	$29.00	$37.50
1/1/2012	3/31/2012	$44.38	$38.31	$43.78
4/1/2012	6/30/2012	$48.50	$40.99	$48.50
7/1/2012	9/30/2012	$52.92	$47.27	$52.28
10/1/2012	12/31/2012	$52.97	$47.06	$49.79
1/1/2013	3/31/2013	$57.75	$50.58	$56.80
4/1/2013	6/30/2013	$67.67	$56.69	$63.15
7/1/2013	9/30/2013	$67.11	$60.69	$64.49
10/1/2013	12/31/2013	$76.40	$63.59	$76.40
1/1/2014	3/31/2014	$83.34	$69.99	$80.06
4/1/2014	6/30/2014	$85.74	$77.01	$85.74
7/1/2014	9/30/2014	$90.94	$85.03	$89.03
10/1/2014	12/31/2014	$95.50	$81.74	$94.19
1/1/2015	3/31/2015	$108.43	$90.96	$104.89
4/1/2015	6/30/2015	$114.99	$105.43	$114.14
7/1/2015	9/30/2015	$121.69	$95.36	$102.20
10/1/2015	12/11/2015*	$120.07	$102.67	$108.04
* This pricing supplement includes information for the fourth calendar quarter of 2015 only for the period from October 1, 2015 through December 11, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of this underlying stock from January 1, 2010 to December 11, 2015, based on the starting price of $108.04, which was its closing price on December 11, 2015. The green line represents the coupon barrier and trigger price of $76.44, which is equal to 70.75% of the starting price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Fifth Third Bancorp
According to publicly available information, Fifth Third Bancorp is a diversified financial services company that operates banking centers in the Midwestern and Southeastern regions of the United States. The company's principal businesses include retail banking, commercial banking, investment advisory, and data processing.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000035527. The company’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FITB.”
Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for this underlying stock, based on daily closing prices, as reported by Bloomberg Financial Markets.  The closing price of this underlying stock on December 11, 2015 was $19.71. The historical performance of this underlying stock should not be taken as an indication of its future performance during the term of the Securities. We cannot give you assurance that the performance of the underlying stock will result in the return of any of your initial investment.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$13.70	$10.12	$13.56
4/1/2010	6/30/2010	$15.36	$12.29	$12.29
7/1/2010	9/30/2010	$13.69	$10.85	$12.03
10/1/2010	12/31/2010	$15.04	$11.78	$14.64
1/1/2011	3/31/2011	$15.52	$13.40	$13.89
4/1/2011	6/30/2011	$14.07	$12.09	$12.75
7/1/2011	9/30/2011	$13.00	$9.25	$10.10
10/1/2011	12/31/2011	$12.92	$9.80	$12.72
1/1/2012	3/31/2012	$14.50	$12.94	$14.05
4/1/2012	6/30/2012	$14.62	$12.09	$13.40
7/1/2012	9/30/2012	$15.78	$13.11	$15.51
10/1/2012	12/31/2012	$15.99	$13.81	$15.20
1/1/2013	3/31/2013	$16.61	$15.35	$16.31
4/1/2013	6/30/2013	$18.60	$15.80	$18.05
7/1/2013	9/30/2013	$19.69	$18.04	$18.05
10/1/2013	12/31/2013	$21.04	$17.50	$21.03
1/1/2014	3/31/2014	$23.39	$20.50	$22.96
4/1/2014	6/30/2014	$23.19	$20.03	$21.35
7/1/2014	9/30/2014	$21.75	$19.52	$20.02
10/1/2014	12/31/2014	$20.69	$17.74	$20.38
1/1/2015	3/31/2015	$20.21	$17.22	$18.85
4/1/2015	6/30/2015	$21.69	$18.91	$20.82
7/1/2015	9/30/2015	$21.71	$18.23	$18.91
10/1/2015	12/11/2015*	$21.06	$18.28	$19.71
* This pricing supplement includes information for the fourth calendar quarter of 2015 only for the period from October 1, 2015 through December 11, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of this underlying stock from January 1, 2010 to December 11, 2015, based on the starting price of $19.71, which was its closing price on December 11, 2015. The green line represents the coupon barrier and trigger price of $14.11, which is equal to 71.60% of the starting price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Foot Locker, Inc.
According to publicly available information, Foot Locker, Inc. is primarily a mall-based athletic retailer that operates athletic retail stores in countries located in North America, Europe, and Australia. The company provides athletic footwear and apparel through its Foot Locker, Lady Foot Locker, Kids Foot Locker, and Champs Sports retail stores. The company also operates a direct-to-consumer channel, Footlocker.com/Eastbay.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000850209. The company’s common stock is listed on the NYSE under the ticker symbol “FL.”
Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for this underlying stock, based on daily closing prices, as reported by Bloomberg Financial Markets.  The closing price of this underlying stock on December 11, 2015 was $66.40. The historical performance of this underlying stock should not be taken as an indication of its future performance during the term of the Securities. We cannot give you assurance that the performance of the underlying stock will result in the return of any of your initial investment.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$15.14	$11.16	$15.04
4/1/2010	6/30/2010	$16.75	$12.62	$12.62
7/1/2010	9/30/2010	$14.94	$11.74	$14.53
10/1/2010	12/31/2010	$19.81	$14.81	$19.77
1/1/2011	3/31/2011	$20.15	$17.43	$19.72
4/1/2011	6/30/2011	$25.11	$19.80	$23.76
7/1/2011	9/30/2011	$24.10	$16.77	$20.09
10/1/2011	12/31/2011	$25.19	$19.34	$23.84
1/1/2012	3/31/2012	$32.11	$23.99	$31.05
4/1/2012	6/30/2012	$32.77	$28.01	$30.58
7/1/2012	9/30/2012	$37.27	$30.74	$35.50
10/1/2012	12/31/2012	$36.23	$31.76	$32.12
1/1/2013	3/31/2013	$35.34	$31.60	$34.24
4/1/2013	6/30/2013	$36.92	$31.79	$35.13
7/1/2013	9/30/2013	$37.61	$32.08	$33.94
10/1/2013	12/31/2013	$41.44	$32.36	$41.44
1/1/2014	3/31/2014	$46.98	$36.73	$46.98
4/1/2014	6/30/2014	$50.72	$44.02	$50.72
7/1/2014	9/30/2014	$57.98	$47.13	$55.65
10/1/2014	12/31/2014	$57.88	$52.68	$56.18
1/1/2015	3/31/2015	$63.61	$51.84	$63.00
4/1/2015	6/30/2015	$67.31	$59.31	$67.01
7/1/2015	9/30/2015	$75.76	$67.51	$71.97
10/1/2015	12/11/2015	$72.15	$58.04	$66.40
* This pricing supplement includes information for the fourth calendar quarter of 2015 only for the period from October 1, 2015 through December 11, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of this underlying stock from January 1, 2010 to December 11, 2015, based on the starting price of $66.40, which was its closing price on December 11, 2015. The green line represents the coupon barrier and trigger price of $42.66, which is equal to 64.25% of the starting price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-2.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately eight months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the applicable underlying stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable underlying stock, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Securities to you.  The initial offering price of each of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for each of the Securities on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015 under the caption “General Terms of Securities” are incorporated into the master note issued to DTC, the registered holder of the Securities.
Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.
In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.